UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

VAPE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-163290	90-0436540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20265 Ventura Boulevard, Suite A
Woodland Hills, CA 91364
 (Address of principal executive office)

1-877-827-3959
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 22, 2014, Vape Holdings, Inc. (the “Company”), a Delaware corporation, entered into a settlement agreement with three holders of warrants issued by the Company in May 2011.  The settlement agreement relates to claims that the holders have alleged against the Company regarding the assertion that the price at which they exercised their warrants should have been adjusted as a result of certain equity issuances made by the Company during 2013 and thereafter.  We have previously disclosed information about this situation in our current reports filed on Form 8-K filed with the Securities and Exchange Commission on April 10 and 16, 2014.

Not included in this settlement are other holders of warrants issued by the Company similarly situated to the settling holders who may file substantially similar actions based upon substantially similar claims and allegations.  The Company estimates that the number of shares of common stock such holders of warrants could demand would be approximately 2.2 million.  The total number of shares of common stock of the Company currently outstanding is in excess of 7.1 million.

Pursuant to the settlement agreement, we agreed to issue an aggregate of 356,415 shares of the Company’s common stock in the aggregate to the settling holders upon partial exercise of their warrant positions pursuant to exercise notices previously submitted by them.  An additional 378,855 Warrant Shares remain outstanding and may be exercised by the settling holders in the future at their election.

The Company and the settling holders provided mutual general releases.  The settlement agreement also provides for certain selling restrictions on the settling holders.  Each holder separately agreed with the Company that (i) on any trading day on which the aggregate dollar volume of the common stock on the principal exchange on which the common stock of the company is then traded is less than $1,000,000, the holders shall not sell a number of warrant shares that exceeds 15% of the daily trading volume of the common stock on such trading day as measured on the principal exchange on which such common stock is then traded and (ii)  on any trading day on which the aggregate dollar volume of the common stock on the principal exchange on which the common stock of the company is then traded is greater than or equal to $1,000,000, the holders shall not sell a number of warrant shares that exceeds 20% of the daily trading volume of the common stock on such trading day as measured on the principal exchange on which such common stock is then traded.

Attached as Exhibit 10.1 herewith is the Settlement Agreement, dated April 22, 2014, by and between the Company and Warberg WF I, LP, Warberg Opportunistic Trading Fund, LP and Option Opportunities Corp.

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 in this current report on Form 8-K is incorporated herein by reference into this Item 3.02.  In connection with the foregoing issuances of shares upon exercise of the warrants, the Company relied on the exemption from registration provided by Section  3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement, dated April 22, 2014, by and between the Company and Warberg WF I, LP, Warberg Opportunistic Trading Fund, LP and Option Opportunities Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPE HOLDINGS, INC.

Dated: April 23, 2014	By:	/s/ Kyle Tracey
Kyle Tracey
Duly Authorized Officer, Chief Executive Officer

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